Exhibit (d)(xviii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                                     EXHIBIT S

                                             FEDERATED TAX-FREE TRUST

         For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to
 .40 of 1% of the average daily net assets of the Fund.

         The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .40 of 1% applied to the daily net assets of the Fund.

         The advisory fee so accrued shall be paid to Adviser daily.

         Adviser shall reimburse the Fund (limited to the amount of the gross investment advisory fee computed in accordance with the provisions of this Exhibit S) in any fiscal year or portion thereof, the amount, if any, by which the aggregate normal operating expenses of the Fund, including the gross investment advisory fee but excluding interest, taxes, brokerage commissions, expenses of registering and qualifying the Fund and its shares under Federal and state laws, expenses of withholding taxes, and extraordinary expenses for such fiscal year or portion thereof exceed .45 of 1% (or in the case of a portion of a fiscal year, .0375 of 1% multiplied by the number of calendar months in such period) of the average daily net assets of the Fund for such period. This obligation does not include any expenses incurred by shareholders who choose to avail themselves of the Transfer Agent's sub-accounting facilities. Such reimbursement will be accounted for and adjusted annually in accordance with generally accepted accounting principles and any Rules and Regulations of the Securities and Exchange Commission applicable thereto.

         Witness the due execution hereof this 1st day of September, 1999.

                              FEDERATED INVESTMENT
                               MANAGEMENT COMPANY


                                            By:  /s/ G. Andrew Bonnewell
                                            Name:  G. Andrew Bonnewell
                                            Title:  Vice President


                                            MONEY MARKET OBLIGATIONS TRUST


                                            By:  /s/ Richard B. Fisher
                                            Name:  Richard B. Fisher
                                            Title:  Vice President